INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, entered into this      day of             , 2011 between NMSF Cayman Commodity Fund, Ltd.., a Cayman Islands company (“Subsidiary”), and Mason Street Advisors, LLC, a Delaware limited liability company (“MSA”) (MSA being hereinafter referred to as the “Manager”).

WHEREAS, the Northwestern Mutual Series Fund, Inc. (“NMSF”) is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue different series, each of which is represented by a separate class of capital stock; and

WHEREAS, on or about April 30, 2011, NMSF will be authorized to offer and sell the shares of a new series called the Commodities Return Strategy Portfolio (the “Portfolio”); and

WHEREAS, the Subsidiary has been organized as a wholly-owned subsidiary of the Portfolio to act for and on behalf of the Portfolio in order to effect certain investments on behalf of the Portfolio consistent with the Portfolio’s investment objectives and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, the Manager has entered into an Investment Advisory Agreement with NMSF relating to the Portfolio of even date herewith (the “Portfolio Advisory Agreement”), and the Subsidiary and the Manager wish to enter into this Investment Advisory Agreement with respect to the Subsidiary and setting forth the terms on which the Manager will perform certain services for the Subsidiary.

NOW, THEREFORE, it is mutually agreed as follows:

1.         The Subsidiary hereby employs the Manager to manage the investment and reinvestment of the assets of the Subsidiary, to determine the composition of the assets of the Subsidiary, including the purchase, retention or sale of the securities and cash contained in the Subsidiary, subject to the supervision of the Board of Directors of the Subsidiary, for the period and on the terms in this Agreement set forth. The Manager will perform its duties in accordance with the investment objectives and policies of the Subsidiary as stated in the Subsidiary’s Memorandum and Articles of Association (as amended, restated or otherwise modified from time to time, the “Articles”), the Prospectus and in resolutions adopted by the Subsidiary’s Board of Directors. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Subsidiary in any way or otherwise be deemed an agent of the Subsidiary.

2.         If allowed by the Subsidiary’s investment objective, policies and investment restrictions and limitations as stated in the Articles, the Manager’s investment authority shall include the authority to purchase, sell, cover open positions and generally to deal in financial futures contracts and options thereon in accordance with the Articles. The Manager, on behalf of the Subsidiary, may (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as “brokerage accounts”) on behalf of and in the name of the Subsidiary and (ii) enter into, for and on behalf of the Subsidiary, standard customer agreements with a broker or brokers. The Manager may, using such of the securities and other property of the Subsidiary as the Manager deems necessary or desirable, direct the Subsidiary’s custodian to deposit, on behalf of the Subsidiary, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Manager deems desirable or appropriate.

3.         The Manager, at its own expense, shall furnish to the Subsidiary office space in the offices of Manager or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the affairs and investments and keeping the books of the Subsidiary, and shall arrange, if desired by the Subsidiary, for members of the Manager’s organization to serve without salaries from the Subsidiary as officers or agents of the Subsidiary. The Manager assumes and shall pay or reimburse the Subsidiary for its share of the compensation (if any) of the directors and officers of the Subsidiary as such, and all expenses not hereinafter specifically assumed by the Subsidiary that are incurred by the Manager or by the Subsidiary in connection with the management of the investment and reinvestment of the assets of the Subsidiary and the administration of the affairs of the Subsidiary.

The Subsidiary assumes and shall pay charges and expenses of any custodian or depository appointed by the Subsidiary for the safekeeping of its cash, securities and other property; charges and expenses of independent auditors; charges and expenses of any transfer agents and registrars appointed by the Subsidiary; the cost of stock certificates representing shares of the Subsidiary; fees and expenses involved in registering and maintaining registration of the Subsidiary under the Companies Law of the Cayman Islands; all expenses of directors’ meetings; charges and expenses of legal counsel in connection with the Subsidiary’s corporate existence, corporate and financial structure and relations with its shareholders; broker’s commissions and issue and transfer taxes, chargeable to the Subsidiary in connection with securities transactions to which the Subsidiary is a party; all taxes payable by the Subsidiary to federal, state or other governmental agencies, including foreign taxes; all charges and expenses relating to the preparation and filing of tax and other required regulatory filings in foreign jurisdictions, and all dividend and interest related expenses and charges.

In connection with purchases or sales of portfolio securities for the account of the Subsidiary, neither the Manager nor any of its directors, officers or employees will act as a principal or receive any commission as agent.

The services of the Manager to the Subsidiary hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

4.         For the services to be rendered and the charges and expenses assumed and to be paid by the Manager as provided in paragraph 2 hereof, the Subsidiary shall pay to the Manager compensation at the annual rate of the percentage of the current value of the net assets of the Subsidiary as set forth in Exhibit A hereto which is part of this Agreement.

Such compensation shall be payable monthly. Such compensation shall be calculated on the basis of the aggregate of the averages of all the valuations of the net assets of the Subsidiary made as of the close of business on each valuation day during the period for which such compensation is paid.

Such compensation shall be charged to the Subsidiary on each valuation day. The amount of the compensation will be deducted on each valuation day from the value of the Subsidiary prior to determining the Subsidiary’s net asset value for the day and shall be transmitted or credited to the Manager.

5.         The books and accounts of the Subsidiary shall be audited at least once each year by a reputable independent public accountant or organization of public accountants who shall render a report to NMSF.

6.         Subject to the Subsidiary’s Articles and to the Articles of Incorporation of the Manager respectively, it is understood that directors, officers, employees, agents and stockholders of the Subsidiary are or may be interested in the Manager (or any successor thereof)

as directors, officers, employees, agents, or stockholders, or otherwise, that directors, officers, agents and stockholders of the Manager are or may be interested in the Subsidiary as directors officers, employees, agents or stockholders or otherwise, and that the Manager (or any successor) is or may be interested in the Subsidiary as a stockholder or otherwise.

7.        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager or its corporate affiliates, the Manager and its corporate affiliates shall not be subject to liability to the Subsidiary for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security.

8.        This Agreement shall become effective upon the date first above written. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof.

This Agreement may at any time be terminated without the payment of any penalty either by vote of the Board of Directors of the Subsidiary or by vote of the majority of the voting securities of the Subsidiary, on sixty days’ written notice to the Manager. This Agreement may also be terminated by the Manager on ninety days’ written notice to the Subsidiary. This Agreement shall immediately terminate in the event of its assignment (as defined in the 1940 Act, subject to such exemptive orders or other exceptions as may be granted by the Securities and Exchange Commission under the 1940 Act). This Agreement shall terminate automatically and without notice upon the termination of the Portfolio Advisory Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

9.        Notwithstanding any other provision of this Agreement, the Subsidiary hereby authorizes the Manager to employ one or more investment sub-advisers for the purpose of providing investment management services for the Subsidiary pursuant to this Agreement, provided, however, that (1) the compensation to be paid to such investment sub-advisers shall be the sole responsibility of the Manager, (2) the duties and responsibilities of the investment sub-advisers shall be as set forth in sub-advisory agreements including the Manager and the investment sub-adviser as parties, (3) such sub-advisory agreements shall be adopted and approved in conformity with the applicable laws and regulations, and (4) such sub-advisory agreements may be terminated at any time by the Manager, the Board of Directors of the Subsidiary, or by a majority vote of the Subsidiary’s outstanding voting securities on not more than 60 days’ written notice to the sub-adviser.

10.        In the event the Manager elects to employ a sub-adviser or sub-advisers for the purpose of providing investment management services to the Subsidiary, the Manager shall (1) evaluate potential sub-advisers and present to the Board of Directors of the Subsidiary its recommendation regarding a sub-adviser or sub-advisers the Manager believes is or are well-suited to manage the Subsidiary’s assets, (2) determine the portion of the Subsidiary’s assets to be managed by each sub-adviser when it deems appropriate, (3) supervise and oversee the activities of the sub-advisers, including monitoring and evaluating the investment performance of the sub-adviser or sub-advisers, and (4) recommend the termination or replacement of a sub-adviser or sub-advisers when deemed appropriate by the Manager.

11.         This Agreement may be amended at any time by mutual consent of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Attest:	NMSF CAYMAN COMMODITY FUND, LTD.

By

Attest:	MASON STREET ADVISORS, LLC
By

EXHIBIT A

INVESTMENT ADVISORY FEE SCHEDULE

The Subsidiary shall pay to the Manager compensation at the annual rate of     % of the current value of the net assets of the Portfolio.

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